Exhibit 10.1

SEPARATION AGREEMENT & RELEASE OF CLAIMS

This is a Separation Agreement and Release of Claims (“Agreement” or “Release”) between HD Supply, Inc., its subsidiaries, affiliates, predecessors, and related entities (hereinafter the “Company”) and Mark Jamieson (the “Employee”).

WHEREAS, the Employee acknowledges that the consideration provided to Employee under this Agreement is sufficient to support the releases provided by Employee under this Agreement; and,

WHEREAS, the Employee acknowledges and agrees that the consideration provided to Employee under this Agreement is divided into two separate categories, with the receipt of twenty-four (24) months of base salary continuation, minus applicable tax withholdings, to serve as consideration attributable solely to the restrictive covenants contained in Section 10 of the Agreement, and the receipt of Employee’s bonus/management incentive plan payout for fiscal year 2010 to serve as consideration specifically attributable to all other covenants and promises made by Employee in the Agreement; and

WHEREAS, the Employee acknowledges and agrees that the Company is an international Company doing business in the geographic territories listed in this Agreement, and that as the Company’s Chief Financial Officer, Employee was exposed to the most sensitive financial information regarding the Company’s business practices and future business plans, which if such information became known to the Company’s competitors, could seriously jeopardize the Company’s business operations; and

WHEREAS, the Employee acknowledges and agrees that if the Employee were to work for any of the Company’s business competitors identified herein, that certain critical competitive information about the Company’s business practices would inevitably be disclosed to the such competitors; and

WHEREAS, the Employee represents that he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment; and

WHEREAS, the Employee understands the Company regards the representations by him as material and that the Company is relying on these representations in entering into this Agreement,

NOW, THEREFORE, the Company and the Employee agree as follows:

1. Termination Date. The Employee’s last day of employment was April 14, 2010 (“Termination Date”). Therefore, except as otherwise specifically provided for in this Agreement, Employee shall not be entitled to receive any further remuneration from the Company, and will not accrue any vacation days or credit subsequent to the Termination Date.

2. Consideration.

a.

As consideration for the Release of Claims contained in Section 8 of this Agreement, as well as the other covenants and promises of Employee other than those relating to the restrictive covenants contained in Section 10 of this Agreement, Employee will receive a bonus/management incentive plan payout for fiscal year 2010 in the amount $393,750.00. Such payout shall be paid with normally scheduled bonus/management incentive plan payouts for fiscal year 2010 (currently scheduled for April 2011). Employee acknowledges and agrees that under the terms of the Company’s bonus/management incentive plan, as well as the terms of his offer letter dated October 23, 2007, that he was required to be employed on the payout date in order to receive such payments, and thus the payment to Employee of the 2010 management incentive plan payouts constitutes consideration for which he is not otherwise entitled to receive but for his entering into this Agreement.

b.

As consideration for Employee entering into the restrictive covenants set forth in Section 10 of this Agreement and abiding by them for the entire period of such covenants, Employee shall receive base salary continuation payments at the rate of $525,000.00 per year subject to all applicable tax withholdings, paid on a bi-weekly basis, for the period from April 14, 2010 through and until April 14, 2012. These payments are referred to as the “Restrictive Covenant Payments,” and Employee acknowledges that he is not otherwise entitled to receive such compensation. Employee understands and agrees that his entitlement to receive the Restrictive Covenant Payments is conditioned expressly and solely on his adherence to the terms of the restrictive covenants set forth in Section 10 of this Agreement throughout the entire period they remain in effect, signified by his execution of this Agreement. Employee covenants and agrees that in the event he violates the terms of the restrictive covenants set forth in Section 10 of this Agreement, that (a) all remaining Restrictive Covenant Payments will immediately cease and Employee will forfeit his right to receive any future Restrictive Covenant Payments, and (b) Employee will immediately return the gross amount of all Restrictive Covenant Payments previously paid to Employee under this provision, plus interest at the rate of 7% per annum, compounded daily.

3. Stock and Stock Options. Employee shall forfeit all rights, if any, to unvested stock options but will retain ownership rights of the 50,000 shares purchased by Employee. All rights to stock purchased and stock options granted shall be controlled by the terms of the Employee Stock Subscription Agreement and the HDS Investment Holding, Inc. Stock Incentive Plan.

4. Benefits. The Employee’s benefits shall end on the last day of the month in which the Termination Date falls. Employee shall not be entitled to any other benefits except as expressly provided for in this Agreement; provided, however, that Employee, if eligible, may continue certain benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), 29 U.S.C. § 1161 et seq., but only if Employee timely elects such coverage and timely makes all premium payments.

5. Company Vehicle. While employed, the Employee was provided a company vehicle for his use. The vehicle is: Make: Lexus; Model: LS 460; Year: 2008 and Color: Black. Employee has the option to purchase this company vehicle for $36,900. Said purchase will need to be completed no later than seven (7) days following the execution of this Agreement

6. Additional Benefits. Employee will be permitted to port his death benefit only insurance policy; however, Employee must pay the associated premiums.

7. Outplacement Services. In lieu of providing outplacement services and at Employee’s request, the Company shall pay Employee a lump sum amount that after the deduction of applicable tax withholding will result in a net payment $16,000.00 to Employee.

8. Release of Claims. The Employee and Employee’s heirs, assigns, and agents release, waive and discharge the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents and each of its and their predecessors, successors and assigns from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

a.     The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended, the Family Medical Leave Act, the Fair Labor Standards Act, the Americans With Disabilities Act or the Employee Retirement Income Security Act, as amended; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

b.

The Employee represents that Employee understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company Employee is releasing, and that Employee understands that Employee is not presently releasing any future rights or claims that might arise after the Effective Date.

c.

The Employee further agrees never to sue the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, predecessors, related entities, and agents and each of its and their predecessors, successors and assigns or cause the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, predecessors, related entities, and agents and each of its and their predecessors, successors and assigns to be sued, regarding any matter within the scope of the above release. If the Employee violates this section of the Agreement, the Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys’ fees, incurred in defending against the suit; provided, however, that this covenant not to sue does not apply to a claim challenging the validity, enforceability or legal sufficiency of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, including the Older Worker Benefits Protection Act of 1990.

9. Confidential Information and Trade Secrets. The Employee acknowledges that through Employee’s employment with the Company, Employee has acquired and had access to the Company’s Confidential Information. Employee further acknowledges that Employee has not published, disclosed or used any of the Company’s Confidential Information except in accordance with Employee’s duties for the Company. The Employee agrees that, for a period of three years after the Effective Date, Employee will hold in confidence all Confidential Information of the Company and will not disclose, publish or make use of such Confidential Information, unless compelled by law and then only after notice to the Senior Vice President, Human Resources of the Company. Employee further agrees to return all documents, disks, or any other item or source containing Confidential Information, or any other Company property, to the Company on or before the Termination Date. If the Employee has any question regarding what data or information would be considered by the Company to be Confidential Information, the Employee agrees to contact the Senior Vice President, Human Resources for written clarification. In addition, Employee shall immediately notify the Company in writing if any electronic copies of Company documents, including but not limited to Confidential Information, are contained on or within a computer, PDA, email account, or other electronic storage media owned by or within the control of Employee, and further, will take all steps requested by the Company to permanently delete or destroy such copies and verify that the copies have been deleted or destroyed in a manner acceptable to the Company. “Confidential Information” shall include any data or information, other than trade secrets, that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in the Employee’s memory, or has been compiled or created by the Employee. This includes, but is not limited to: technical, financial, credit marketing, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, operations, strategic planning, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.

a.     The Employee also acknowledges that through Employee’s employment with the Company Employee has acquired and had access to the Company’s Trade Secrets. The Employee further acknowledges that the Company has made reasonable efforts under the circumstances to maintain the secrecy of its Trade Secrets. Employee agrees to hold in confidence all Trade Secrets of the Company that came into Employee’s knowledge during employment by the Company and shall not disclose, publish, or make use of at any time such Trade Secrets for the longer of (1) so long as the information remains a Trade Secret, or (2) a period of three years after the Effective Date. Trade

Secret” means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, strategic plans, product plans, or list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b.

The Employee further acknowledges that his breach of any of the covenants in this Section of the Agreement would result in immediate and irreparable harm to the Company, its parents, subsidiaries, affiliates or related entities that cannot be adequately or reasonably compensated by law. Accordingly, the Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to seek a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by the Employee.

c.

The restrictions set forth in this Section of the Agreement are in addition to, not in lieu of, any protections for information, documents, Confidential Information, or Trade Secrets under applicable law.

10. Non-Competition and Non-Solicitation.

a.      Employee agrees that Employee will not, for a period of 36 months following the Termination Date (the “Non-Competition Period”), either directly or indirectly, compete with the Company within the Geographical Area (as hereinafter defined). The term “compete” means to render any Business Services (as herein defined), directly or indirectly, on Employee’s own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation) in furtherance of Competitive Services (as herein defined). For purposes of this Agreement, the term “Geographical Area” means the area including the United States, Canada, Puerto Rico, Mexico, and China, in which Employee agrees and affirms the Company currently does business, and which Employee further agrees and affirms that, by virtue of his position as the Company’s Chief Financial Officer, he had responsibility for with respect to the execution of his duties for the Company. For purposes of this Agreement, the term “Business Services” means (a) the provision of financial services in accordance with the duties and responsibilities of a chief financial officer position, including but not limited to the overseeing of financial appropriations and expenditures, disseminating financial data, directing budget and spending, reporting the financial condition of a company to the senior executive team and/or the board of directors, insuring financial transparency to a company’s shareholders and governmental regulatory boards, and participating in the planning of a company’s short and long term business strategies and goals, all of which Employee acknowledges he carried out on behalf of the Company, and further, (b) supervising or managing any of the foregoing in an executive position other than chief financial officer. For purposes of this Agreement, the term “Competitive Services” means the sale or provision of building supply materials to the wholesale market by distributing building materials and tools and providing installation services to professionals in the construction, maintenance and repair, energy and infrastructure markets. Without limitation, Employee specifically agrees that this non-competition restriction prohibits him from providing professional assistance, as an officer, employee, consultant, independent contractor or otherwise, to the finance departments of any of the companies identified in Exhibit “A,” of this Agreement, which Employee specifically acknowledges and agrees are companies that engage in Competitive Services. Further, Employee covenants and agrees that he will resign from any future employer that, during the Non-Competition Period, subsequently merges with, acquires or is acquired by any of the companies identified in Exhibit “A.”

b.

The Employee agrees that for a period of 36 months following the Termination Date, Employee will not directly or indirectly solicit or attempt to solicit any Competitive Services from any of the Company’s customers or suppliers with whom Employee had material business contact during the one-year period prior to Employee’s Termination Date.

11. Non-Solicitation of Employees. The Employee agrees that for a period of 36 months following the Termination Date, Employee will not directly or indirectly solicit any person who is an employee of the Company and with whom the Employee had material business contact during the one-year prior to Employee’s Termination Date, to terminate his or her relationship with the Company, without first obtaining prior written approval from the Senior Vice President, Human Resources of the Company. The Employee further acknowledges that his breach of any of the covenants in this Section of the Agreement would result in immediate and irreparable harm to the Company, its parents, subsidiaries, affiliates or related entities that cannot be adequately or reasonably compensated by law. Accordingly, the Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to seek a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by the Employee.

12. Breach by Employee. The Company’s obligations to the Employee under this Agreement are contingent on Employee’s performance of Employee’s obligations under this Agreement. Any breach by Employee of this Agreement will entitle the Company to all its remedies allowed in law or equity, including but not limited to the return of any payments that it made to Employee under this Agreement to the extent permitted under federal, state and local law. Employee specifically understands and agrees that if the Company, in its sole discretion, determines that Employee has violated any of the restrictive covenants contained in Section 10 of this Agreement, that all Restrictive Covenants Payments set forth in Section 2 of this Agreement will immediately cease and the Company shall have no liability to Employee for stopping such payments based on its determination that Employee has violated any of the covenants in Section 10. Further, if it is determined in arbitration that Employee has violated Section 10 in any respect, (a) all Restrictive Covenants Payments will be forfeited and Employee will no longer be entitled to receive any such payments, and (b) Employee will immediately return the gross amount of all Restrictive Covenants Payments previously paid to Employee under Section 2, plus interest at the rate of 7% per annum, compounded daily. Employee expressly understands and agrees that in the event of his breach of the covenants contained in Section 10 of this Agreement the cessation of all future, and repayment of all previously paid, Restrictive Covenant Payments is an appropriate remedy as it would be difficult, if not impossible, to ascertain damages to the Company in the event of such a breach.

13. Employee Availability. Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of the Employee. Employee agrees to cooperate fully with the Company in connection with any and all existing or future litigation, charges, or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Employee’s cooperation necessary. In conjunction with Employee’s commitments under this Section, the Company will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation.

14. Non-Disparagement. The Employee agrees that Employee will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its past or present affiliates, subsidiaries, agents, officers, directors or employees to anyone, including but not limited to the media, public interest groups and publishing companies. The Employee agrees that if he breaches this Section 14, the damages resulting from such breach would be difficult if not impossible to ascertain. Therefore, for each disclosure that the Employee makes, directly or indirectly, in violation of this Section 14, the Employee will pay the Company, within five business days of receiving written notice from the Company of such statement, liquidated damages in the amount of $10,000.00. The Employee acknowledges and agrees that the liquidated damage payment of $10,000.00 per violation is a reasonable estimate of the harm that would be caused by a disclosure in violation of this Section 14. In addition to liquidated damages, the Company will be entitled to injunctive or other equitable relief to require specific performance, or to prevent a breach, of this Section 14 without posting bond or any requirement or showing that the Company has suffered any damages from the Employee’s breach.

15. Insider Trading. The Employee acknowledges that through his employment with the Company he may have learned material, non-public information regarding the Company. The federal securities laws prohibit trading by persons while aware of material, non-public information. The Employee should seek advice of his legal counsel prior to conducting any transactions in the Company’s stock if the Employee thinks he may possess such information.

16. Employee Acknowledgements. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967. Employee also acknowledges that the consideration given for the waiver and release set forth in this Agreement is in addition to anything of value to which Employee was already entitled without the waiver and release. Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that: (1) his/her waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (2) he/she should consult with an attorney prior to executing this Agreement; (3) he/she has at least twenty-one (21) days to consider this Agreement (although he/she may by his/her own choice execute this Agreement earlier); (4) he/she has seven (7) days following his/her execution of this Agreement to revoke the Agreement; and (5) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Employee may revoke this Release only by giving the Company formal, written notice of Employee’s revocation of this Agreement, which should be addressed to Stephanie Caron, HD Supply, Inc., Global Support Center, Cumberland Center II, 3100 Cumberland Boulevard, D16, Atlanta, GA 30339 and which must be received by Ms. Caron by the close of business on the seventh (7th) day following Employee’s execution of this Agreement.

17. Non-Assignment. The Employee represents and warrants that as of the date of this Release he has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim. Employee hereby agrees to indemnify and hold the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys’ fees, causes of action or judgments based on or arising out of any such assignment or transfer.

18. Entire Agreement. This Release constitutes the entire understanding between the parties. The parties have not relied on any oral statements that are not included in this Separation Agreement and Release of Claims. Any modifications to this Release must be in writing and signed by the Senior Vice President, Human Resources of The Company.

19. Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to the choice of law provisions thereof.

20. Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement, including, but not limited to, a claim for breach or an action for declaratory judgment regarding the validity of this Agreement or any provision hereof, specifically including any breach of the restrictive covenant agreements contained in Section 10 of this Agreement (a “Claim”), shall be settled by final and binding arbitration pursuant to the rules of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator mutually acceptable to the parties, who has substantial experience in the matters covered by this Agreement. If the parties are unable to agree on the arbitrator within thirty (30) days of one party’s giving the other party written notice of intent to arbitrate, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator shall be conclusive and binding on the parties. The arbitration shall be conducted in Atlanta, Georgia or such other location to which the parties may agree. The arbitrator shall have the authority to determine the arbitrability of any Claim. The parties understand and agree that the arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of preliminary and permanent injunctive relief. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Senior Vice President, Human Resources and the Employee.

The Employee understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.

HD Supply, Inc.

By:	5/10/10
Meg Newman	Date

Employee
5/10/2010
Mark Jamieson	Date

Sign and return to

Meg Newman

HD Supply

Global Support Center

Cumberland Center II

3100 Cumberland Boulevard, D16

Atlanta, GA 30339

EXHIBIT A

HD Supply Competitors

HD Supply	Waterworks	Facilities Maintenance	White Cap	Utilities	IPVF	CT1	PHVAC and Electrical	Crown Bolt	R&R
Wolseley	Wells Supply	lnterserv	ProBuild	Cooper Industries	McJunkin Redman	Bluelinx Holdings	Graybar	Hilman Group	84 Lumber
Wesco Inc.	Ed Walsh	Weesco International	Ram Tool & Supply	Brownstone Electric Supply	Edgen Murray	Builders FirstSource	Consolidated Electrical Distributor	Stanley Hand Tools	Ace Hardware
Reliance Steel	Waterworks Industries	Guest Supply	CMC Construction Services Div.	Fletcher-Reinhardt Company	ASA Alloys	Beacon Roofing Supply	Senepar	Jarden Corp.	Lindsay Lumber Co.
Smith International	S8J Supply	American Hotel Register	Construction Materials	Border States Electric	Global Stainless	BMC Select	Crescent Electric Supply Company	Newel Rubbermaid	General Lumber
	United Pipe & Supply	McMaster Carr	Carroll Distributing	Kriz-Davis (KD)	Rolled Alloys	Hutlig Building Products	Border States	Cooper Industries	Orchard Supply
Anixter Int’l	Western Nevada Supply	Hunter Amenities	Allied Fastener & Tool	Specialized Technical Services	Ryerson	CanWel Holdings Corp.	City Electric	Midwest Fastener	Stock Building Supply
Houston Wire & Cable	HD Fowler	Marietta Drapery	Costal Construction Products	Tech-Line			WinNelson	Paulin
Roxel SA	Groeniger Company	Concept Amenities	Waldo Brothers	Rual Electric Supply (RESCO)	Team Industries	Comstock Homebuilding	WinWholesale
Lawson Product	Consolidated Pipe	Nazco Enterprises	Pro-Fast Supply	Western United	Boccard	DR Horton	Haloca
WW Grainger	Western Waterworks	Mission of Nevada. Inc.	Vimco	OneSource Distributors	Fleur Daniel	Hovanian Enterprises	Morrison Supply
MSC Industrial	Pace Supply	Coaster Company of America. Inc.	Tri Bond Construction Supplies	HJ Arnett Industries LLC	Aker Kvaerner	KB Home	Southern Pipe & Supply
Interline Brands	Kenko Utility	Ideal Chemical and Supply Company	Gatt-Morrison Construction Supply	General Pacific (Gen Pac)	Chicao Bridge and Iron	Lennar Corp	Thoa Somerville Co
Fastenal	Inland Waterworks Supply Co.	Direct Supply	Ace/Haverda	Agile Sourcing Partners	Ohmstede	MDC Holdings	Plumbing Distributors. Inc.
Home Depot	Trident Supply	Crest Healthcare Supply	Kasa Industrial Supply	WESCO - Utilities Division	Callidus Technologies	MVl Homes. Inc.
Lowes Cos.	Roberts and Brune	Alco	Houston Post Tension	RTEC	Paul Mueller Co.	Meritage Homes Corp.
Watsco Inc.	LB Water	The Andwin Corporation	Elfco	KBS Electrical Distributors	Dow Chemical	NVR Inc.
Masco	Vellano Brothers	Orr Safety	CMC/MMI Contractors Materials Co.)	Carolina Electric Utility (CEELUS)	Mosaic	Ryland Group Standard Pacific
	Gilmore & Associates	Uline	United Tool & Fastener	MD Henry	BP	Toll Brothers
	IMCO - Illinois Water	Takkt/C&H	SSI/Silicona Specialties, Inc.	Tri-State Utility Products	Stainless Distributors	Mohawk Industries
	Utility Equipment	New Pig Corporation	Stetson Building Products	DIS-TRAN	A&B Bolt	Shaw Group
	Lee Company	Production Too! Supply	Service Construction	Car Vir Corporation		Interior Specialists |nc
	Viking Supply	Lawson Products	Southern Fastening	Irby		Leonards
	Beclair Road Supply	Doortech	Guaranteed Supply	Georgia Rual Electric (GRESCO)		A.L Interiors
	Public Works	Arbill	Hahn Systems	Tarheal Electric		CB Floors
	EJ Prescott	Travels Tool	Janell Inc	Arkansas Electric (AEC)		Rve Rug
	T Mina	Total Facility	Summit Supplies	Kentucky (UUS)		JJ Nelson
	WW Supply	Orr Safety	RKD Construction Supply & Equipment	Texas Electric Corp
	Underground Pipe & Valve	Northern Safety	Kenseal Construction Products	PrairieCentral Line Supply
	Jack Farrelly	EMEDCO	Williams Equipment	Trydor
	Underground Pipe & Valve	Safety Today	The Nafoo Corporation	Morning Star
	Mountain States Supply	Magid Safety	Sy’s Supplies
	Dakota Supply	Safeware	Colony Supply
	Sholzen Products	Wholesale Tool Co	A H Harris
	Northwest Pipe	KBC Tools	Hatch Building Supply
	Minnesota Pipe and Equipment	Washington Tools, Inc.	Brock White
	Vanderlind & Sons	Groom Energy Services	Nu-Way
	Fargo Water & Equipment	Bass Tool & Supply	McCann Industries
	Utility Equipment	General Too! 8 Supply Co.	WACO Formworks, LLC
	Gland Junction	S&S Tool & Supply. Inc.	Manor Hardware
	Etna Supply	Stellar Industrial Supply. Inc.	Texas Tool Trader
	Dana Kepner	Smardan-Hatcher Company	D.M. Figley
	SLC Motor Service	Fasteners. Inc.	Concrete Systems
	Mainline Supply Company	Packwell Inc.	Safway Supply (dba Edge Construction)
	Premier Utilities & Services	Safetymaster Corporation	Fasteners, Inc. (Vegas)
	McDade Waterworks	CC Distributors, Inc.	Westside Concrete Accessories
	A&B Pipe and Supply	Turtle & Hughes	Geodecke
	Delta Municipal	Corporation	Biersbach Equipment & Supply
	ACT Pipe & Supply	S.L Fusco. Inc.	Maxwell Supply
	Sprinkler World	Wise Safety	Barnsco
	Clow & Cowan	Jet Specialty. Inc.	Darragh Company
	Normand Plumbing	Saf - T - Gard	Carlson Systems
	AMC Industries, Inc.	DoAII Company	DSD Tool Trader
	Water Products	Mared Industries Incorporated	Geo Supply
	KW Sharp	Ameritech Machine Tools, Inc.	Hanes GeoComp
	Utility Supply	ARAMSCO	Hub Construction
	Pioneer Supply	Thunder Group. Inc.	Lowry’s
	OWASSO Water Products	Jackson Supply Company	Pro-Con Supply
	MDN Enterprises	Sanders Tool	Mason Supply Company
	American Waterworks	Harrington Industrial Plastics. Inc.	Rio Grande Co.
	OK Contractors Supply	Alamo Iron Sorks, Inc.	Border Construction Specialties
	Central Sprinkler (Tyco)	E8R Industrial	Northern States Supply
	Viking Supply	Skaggs Companies, Inc.	Total Tool
	Reliable Automatic Sprinkler	School Health Corp.	Lincoln Contractors Supply
	D’Angalo Co.	Boelter Companies	Barton Bros.
	Long island Pipe	Abatix	Tomarco Fasteners
	For Sprinkler Supply	Freed Appliance Distributors, Inc.	Nina Construction Supplies
	Atlantic American	Decore-Active Specialties	Stells Industrial Products, LTD
	Guardian Automatic Sprinkler	General Pool & Spa Supply Inc.
	Brendle Fab	Central Wholesalers
	Perkins Supply	Arizona Partsmaster
	Mueller Flow Control	National Water Services
	National Fire Equipment LTD	Marcone
	Kenko Supply (Canada)	Water Smart
	Midwest Fire	Marietty Diapery and Window
	Prime Fab	Doorway Manufacturing Company
	Sprink Fabrication	Joseph G. Pollard
	J&S Fabrication	Brooks Equipment
	Trumball Industries	Traffic Control Service. Inc.
	CI Thomburg	Hach Company
	C&B Piping	Nelson Jameson
	Quality Water Products	Wilmer Associates
	Public Works Supply	Forestry Supplies
	Rawdone Myers	Chief Supply
	Plant and Flanged	Mallory Company
	McDade Waterworks	Galls
	Cohen Industrial	Emergency Medical Products
	Metro-tex Fabricators	Clark Security Products

Jones and Frank	Gulf Systems Inc.
2M Company	E. B. Bradley Company
Northwest Pump and Equipment	Curtis Restaurant Equipment. Inc.
Preferred Pump and Equipment	Qualis International, Inc.
Hayes Pump	Houston’s Inc.
D&F Distributors	Ace Mart Restaurant Supply Co.
Geiger Pump and Equipment	Kimball Midwest
D&S Pump and Supply	PAC Worlwide Corporation
Gasovada and Associates	Climatec, Inc.
Isco	Furniture Marketing Group. Inc.
Secor	American International Supply. Inc.
Jabo Supply	Ince Distributing
Maskell Robbins	Holloway-Houston. Inc.
Forrer	Cooks Direct
Producers Supply Co.	FM Facilities Maintenance
MT Deason
Upeco
Wal-Rich
Heming Underground
Milford Pipe
P&F Distributors
Groabner
McElvenny